Exhibit 10.32

AAI Corporation
124 Industry Lane
Hunt Valley, Maryland 21030-0126
410-628-6600
Fax: 410-628-3644
aaicorp.com

March 14, 2005

Mr. Stuart Gray

5221 Springlake Way

Baltimore, MD 21212

Dear Stuart:

AAI is pleased to extend you an offer to join the Company as Treasurer, United Industrial Corporation, at a bi-weekly salary of $5,769.23 (annualized $150,000). In addition to your salary, you will be provided with a sign-on bonus of $10,000.00 which you will receive in your first full paycheck. If you voluntarily terminate employment within twelve months of the date of hire, you will be required to reimburse the bonus payment, less applicable mandatory taxes. You will accrue vacation as a rate of 13.4 hours per month for an annual total of four weeks.

You will be recommended to become a participant in the UIC Management Incentive Plan (MIP) for the year 2005 for a target incentive award of twenty percent (20%) of base salary, with a maximum award equal to two hundred (200%) of target. Your share of the 2005 MIP will be awarded in 2006 if you are in active full-time status at the time of payout. Participation in the MIP program and the amount of incentive compensation has to be approved by the UIC Compensation Committee.

In addition to the foregoing, you will be awarded 5,000 options to purchase UIC stock, with an exercise price equal to the closing price of UIC shares on the day you commence employment with the Company. One-third (1/3) of these options vest on the 1st three anniversaries of your start date. This grant shall be made as of the day you commence employment and shall be subject to and governed by the terms of the United Industrial Corporation 2004 Stock Option Plan, the stock option agreement and all applicable Board resolutions.

In the event of Change of Control within the first two years of employment and/or you are not offered a position at your equivalent level or you are asked to move more than 50 miles from Hunt Valley, either of those conditions will invoke severance of 26 weeks. In the event of a Change of Control after two years of employment, you will be eligible for severance according to AAI policy.

This offer is contingent upon your successful completion of our post-offer physical examination and meeting our security requirements.

We look forward to your positive reply and your immediate contributions to a mutually successful future.

Sincerely,

/s/ Patrick H. Shockley
Patrick H. Shockley	ISO 9001:2000/AS9100
Director, Human Resources	SEI-CMM Level 4